US Securities and Exchange Commission
                      Washington, DC 20549



                            Form 8-K
                         Current Report

               Pursuant to Section 13 or 15(d) of
               The Securities Exchange Act of 1934



Date of  Report (Date of earliest event reported):  June 26, 1996






                     CONECTISYS CORPORATION
     (Exact name of registrant as specified in its charter)
        Colorado                    2-33-3560D               84-1017107
(State or other jurisdiction       (Commission               (IRS Employer
   of incorporation)               File Number)            Identification No.)



                    7260 SPIGNO PLACE
                AGUA DULCE, CALIFORNIA                    91350
          (Address of principal executive offices)     (Zip Code)



Registrant's telephone number, including area code: (805) 268-0305









Form 8-K: Dated: June 27, 1996
CONECTISYS CORPORATION
Commission File #2-33-3560D

Item 5 - Other Events

     On June 26, 1996, a subsidiary of the Registrant, PrimeLink Inc., entered into a Pilot Agreement ("Agreement") with Williams Wireless, Inc. ("WilWire") pursuant to which PrimeLink agrees to sell its FloComm and MeterComm products to WilWire. The first phase of the Agreement requires PrimeLink to deliver 28 units. It is expected that the first 28 unit will be delivered in September. After sixty days of testing and certain performance criteria have been met, the initial system will be expanded to approximately 3,000 sites. The Agreement when fully implemented will generate approximately $1,800,000 in gross revenues to the Company. It is expected that the entire system will be completed fiscal year 1997.

     The products provided are for automated meter reading (AMR) of both pipeline and domestic gas meters. The information gathered by FloComms and MeterComms located at the remote site will be transmitted over the SkyTel's wireless (narrowband PCS) paging network to a host computer at WilWire's office in Tulsa Oklahoma. PrimeLink's technology facilitates automated wireless reading of utility meters and gas pipelines, thus eliminating the need for a "meter reader" to visit each site. In addition to providing products, PrimeLink, and its joint development partner SkyTel, will assist WilWire in system design and installation planning.

     "I understand that WilWire intends to be the dominant provider of wireless telemetry services, and to be included in its plans speaks volumes for our company and products", Said Don Wallace, President of PrimeLink. We have a number of successful installations in the vending machine monitoring market with Coca Cola and now this opportunity will take us into the AMR market.


   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.



Dated: June 27, 1996      Robert A. Spigno
                          ROBERT A. SPIGNO, President